Hong Kong Highpower Technology Reports Fourth Quarter and Full Year
2009 Financial Results

New York & Shenzhen., – March 30, 2010 – Hong Kong Highpower Technology, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products, today announced financial results for the fourth quarter and year ended December 31, 2009.

Business Highlights

•	Generated gross margin improvement to 21% in 2009 compared to 17% for 2008;
•	Earned net income of $0.33 per diluted share for 2009, a 122% increase over 2008;
•	Continued production ramp of Li-ion batteries to average monthly production rate in excess of 800,000 units for fourth quarter 2009, a 100% increase in production over the same period in 2008;
•	Debt-to-capital ratio remained healthy consistent with prior quarter.

“Despite the global financial crisis, we exceeded our operating and financial targets in 2009,” said Mr. George Pan, Chairman and Chief Executive Officer of Hong Kong Highpower Technology.   “We more than doubled our net income in 2009 and significantly increased our gross profit and margins in the face of a still fragile economy.  Our focus on cost containment efforts and execution proved invaluable in helping us weather the most severe economic crisis in recent history.”

“As we look forward, we believe we are well positioned within our industry to capitalize on growth opportunities with well over 10% share of the global Ni-MH battery market and excellent and stable customer relationships.  We anticipate demand for our products will continue to increase in 2010 over last year’s levels as the remaining effects of the recession appear to be fading away.”

Mr. Henry Ngan, Chief Financial Officer of Hong Kong Highpower Technology added, “We are pleased with our 2009 financial results as we achieved both record profitability and unit volumes sold.  We have also created healthy shareholder value for our investors and look forward to continuing these trends.”

Full Year 2009 Financial Results

Net sales for the year ended December 31, 2009 totaled $70.3 million, a year-over-year decrease of 6% compared with $75.0 million for the year ended December 31, 2008.  The year-over-year decrease was due to lower average selling prices and partially offset by an increase in unit volume sold.

Hong Kong Highpower Technology

Gross profit for 2009 increased 18% to $15.0 million, compared with $12.8 million for 2008.  Gross margin was 21% for 2009, compared with 17% for 2008.  The year-over-year improvement in gross margin is attributable to implemented manufacturing efficiencies and a decrease in the average per unit cost of goods sold.

Selling and distribution costs were $2.4 million for 2009, unchanged from 2008.

General and administrative expenses, including stock-based compensation, were $6.4 million or 9.1% of net sales for 2009, compared to $6.1 million or 8.1% of net sales for 2008.

The Company reported a loss on the exchange rate difference between the U.S. Dollar (“USD”) and the Renminbi (“RMB”) of $60,300 for 2009 compared with $1.2 million for 2008.

The Company recorded a provision for income taxes of $1.1 million for 2009 compared with $529,000 for 2008.

Net income increased 122% to $4.4 million, or $0.33 per diluted share, for the year ended December 31, 2009, based on 13.6 million weighted average shares outstanding. This compares with 2008 net income of $2.0 million, or $0.15 per diluted share, for the year ended December 31, 2008, based on 13.2 million weighted average shares outstanding.

Fourth Quarter 2009 Financial Results

Net sales for the fourth quarter ended December 31, 2009 totaled $22.5 million, a year-over-year increase of 27% compared with $17.7 million for the fourth quarter ended December 31, 2008.  The increase in sales for the fourth quarter was primarily due to increased orders from customers.

Fourth quarter 2009 gross profit increased 37% to $4.3 million, compared with $3.2 million for the fourth quarter 2008.  Gross margin was 19% for the fourth quarter 2009, compared with 18% for the fourth quarter 2008.  The year-over-year increase in gross profit for the fourth quarter 2009 was primarily due to a decrease in the average per unit cost of goods sold and growth in volume of units sold.

Selling and distribution costs were $476,000 for the fourth quarter 2009, compared with $655,000 for the comparable period in 2008.

General and administrative expenses, including stock-based compensation, were $2.8 million or 12% of net sales for the fourth quarter 2009, compared to $1.8 million, or 10% of net sales for the fourth quarter 2008.

The Company recorded a provision for income taxes of $229,000 for the fourth quarter 2009, compared with provisions for income taxes of $262,000 for the fourth quarter 2008.

Hong Kong Highpower Technology

Net income for the fourth quarter of 2009 was $638,000 or $0.05 per diluted share, based on 13.6 million weighted average shares outstanding. This compares with fourth quarter 2008 net income of $303,000, or $0.02 per diluted share, based on 13.7 million weighted average shares outstanding, which resulted in an increase in diluted EPS of 150% year-over-year.

Balance Sheet

At December 31, 2009, Hong Kong Highpower Technology had cash and cash equivalents and restricted cash totaling $8.4 million, total assets of $51.1 million, working capital of $7.0 million and stockholders’ equity of $21.2 million.  Bank credit facilities totaled $27.0 million at December 31, 2009, of which $12.2 million was available as unused credit.

Conference Call and Webcast

Management of Hong Kong Highpower Technology will host a conference call today,  Tuesday, March 30, 20010 at 8:00 a.m. Pacific time/11:00 a.m. Eastern time to discuss fourth quarter and year-end  2009 financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 888-799-5026 from the U.S. or 973-409-9693 from outside the U.S and referencing the reservation code 64574530. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.haopengbattery.com or www.InvestorCalendar.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 from the U.S., or 706-645-9291 from outside the U.S., and entering reservation code 64574530. A webcast replay will be available for one year.

About Hong Kong Highpower Technology, Inc.

Hong Kong Highpower Technology develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Hong Kong Highpower Technology’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information, visit www.haopengbattery.com.

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com. Company news can also be found at http://ir.haopengbattery.com/en/introduce028.html.

Media and Investor Inquiries:
Henry H. Ngan
Chief Financial Officer
+1-917-887-0614
ir@highpowerbatteries.net

Hong Kong Highpower Technology

Financial Profiles, Inc.
Tricia Ross
(310) 277-4711
HPJ@finprofiles.com

Forward Looking Statement

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

– financial tables to follow –

Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Years Ended December 31,
	2009	2008
	$	$

Net sales	70,331,277	75,004,242
Cost of sales	(55,299,955)	(62,238,982)

Gross profit	15,031,322	12,765,260
Depreciation	(270,078)	(194,496)
Selling and distribution costs	(2,354,967)	(2,416,220)
General and administrative costs including stock-based compensation	(6,404,724)	(6,097,580)
Loss on exchange rate difference	(60,294)	(1,182,076)
Fees and costs related to reorganization	-	-

Income from operations	5,941,259	2,874,888
Change in fair value of currency forwards	(117,171)	115,568
Change in fair value of warrants	-	(276,000)
Other income	509,294	463,142
Interest expense	(527,940)	(642,161)
Other expenses	(214,092)	-

Income before taxes	5,591,350	2,535,437
Income taxes	(1,147,804)	(528,950)

Net income	4,443,546	2,006,487

Net Income per common share
- Basic	0.33	0.15

- Diluted	0.33	0.15

Weighted average common shares outstanding
- Basic	13,608,265	13,205,599

- Diluted	13,667,697	13,233,353

Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
 (Stated in US Dollars)

	At December 31,
	2009	2008
	$	$
ASSETS
Current Assets :
Cash and cash equivalents	2,967,586	4,175,780
Restricted cash	5,478,418	4,845,478
Accounts receivable	14,896,503	8,765,593
Notes receivable	596,795	429,815
Prepaid expenses and other receivables	2,366,734	1,732,709
Deferred charges – Stock-based compensation	-	216,667
Inventories	10,633,566	11,208,697

Total Current Assets	36,939,602	31,374,739
Deferred tax assets	-	104,556
Plant and equipment, net	10,284,873	7,778,477
Leasehold land	3,019,509	3,050,510
Intangible asset, net	850,000	900,000
Investment securities	52,732	-
Currency forward	-	116,157

TOTAL ASSETS	51,146,716	43,324,439

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Non-trading foreign currency derivatives liabilities	11,041	293,830
Accounts payable	10,738,714	8,306,123
Other payables and accrued liabilities	3,563,308	3,139,275
Income taxes payable	876,739	476,330
Bank borrowings	14,787,714	14,829,228

Total Current Liabilities	29,977,516	27,044,786

COMMITMENTS AND CONTINGENCIES

Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (continued)
(Stated in US Dollars)

	At December 31,
	2009	2008
	$	$
STOCKHOLDERS’ EQUITY
Preferred Stock
Par value: $0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none	-	-

Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2009 –13,582,106 shares (2008 –13,562,596 shares)	1,358	1,356
Additional paid-in capital	5,065,426	5,048,194
Accumulated other comprehensive income	2,023,858	1,595,091
Retained earnings	14,078,558	9,635,012

TOTAL STOCKHOLDERS’ EQUITY	21,169,200	16,279,653

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	51,146,716	43,324,439

Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
 (Stated in US Dollars)

	Three months ended December 31,
	2009	2008
	$	$

Net Sales	22,519,839	17,677,732
Cost of Sales	(18,179,460)	(14,507,445)
Gross Profit	4,340,379	3,170,287
Depreciation	(100,769)	(64,048)
Selling and Distribution Cost	(475,966)	(654,834)
General and administrative costs including stock-based compensation	(2,791,070)	(1,841,112)
Loss on exchange rate difference	2,108	(187,091)
Fees and costs related to reorganization	-	-

Income from operations	974,682	423,202
Change in fair value of currency forwards	(65)	86,466
Change in fair value of warrants	-	-
Other Income	130,862	137,309
Interest Expense	(248,318)	(82,331)
Other expenses	9,871

Income before taxes	867,032	564,646
Income Taxes	(228,784)	(262,089)

Net Income	638,248	302,557

Net Income per common share
- Basic	0.05	0.02

- Diluted	0.05	0.02

Weighted average common shares outstanding
- Basic	13,566,601	13,711,011

- Diluted	13,632,069	13,708,139

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